Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Gartner, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-85926, No. 33-92486, No. 333-77015, No. 333-30546, No. 333-91256, No. 333-97557, No. 333-104753, No. 333-120767, No. 333-127349 and No. 333-160924) on Form S-8 of Gartner, Inc. of our reports dated February 19, 2010, with respect to the consolidated balance sheets of Gartner, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Gartner, Inc.

New York, New York
February 19, 2010